PRESS RELEASE                                 SOURCE:  First Trust Advisors L.P.


FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER CONFERENCE CALL FOR FIRST TRUST SPECIALTY FINANCE AND FINANCIAL OPPORTUNITIES FUND

WHEATON, IL -- (BUSINESS WIRE) -- February 14, 2014 -- First Trust Advisors L.P. ("FTA") announced today that First Trust Specialty Finance and Financial Opportunities Fund (NYSE: FGB) (the "Fund") intends to host a conference call with Confluence Investment Management, LLC ("Confluence"), the Fund's investment sub-advisor, on MONDAY, MARCH 3, 2014, AT 3:15 P.M. CENTRAL TIME. The purpose of the call is to hear the Fund's portfolio management team provide an update for the Fund.

-- Dial-in Number: (866) 865-6631; International (706) 679-1727; and Passcode # 47670108. Please call 10 to 15 minutes before the scheduled start of the teleconference.

-- Telephone Replay: (855) 859-2056; International (404) 537-3406; and Passcode # 47670108. The replay will be available after the call until 11:59 P.M. Eastern Time on Thursday, April 3, 2014.

The Fund is a non-diversified, closed-end management investment company that seeks to provide a high level of current income. As a secondary objective, the Fund seeks to provide attractive total return. The Fund pursues these investment objectives by investing at least 80% of its managed assets in a portfolio of securities of specialty finance and other financial companies that the Fund's investment sub-advisor believes offer attractive opportunities for income and capital appreciation.

First Trust Advisors L.P., the Fund's investment advisor, along with its affiliate First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $86 billion as of January 31, 2014, through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

Confluence Investment Management LLC ("Confluence"), a SEC registered investment advisor, serves as the Fund's investment sub-advisor. The investment professionals at Confluence have over 80 years of aggregate portfolio management experience. Confluence provides portfolio management and advisory services to both institutional and individual clients. As of December 31, 2013, Confluence managed or supervised over $2.3 billion in assets.

If you have questions about the Fund that you would like answered on the call, please email your questions to cefquestions@ftadvisors.com in advance of the call and refer to FGB by Thursday, February 27, 2014, 6:00 P.M. Eastern Time.

Past performance is no assurance of future results. Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost.

Principal Risk Factors: Investment in this Fund involves investment and market risk; management risk; value investing risk; income risk; specialty finance and other financial companies risks; preferred stock and trust preferred securities risk; convertible securities risk; fixed-income securities risk; lower grade and distressed securities risk; business development company risk; REIT, mortgage-related and asset-backed securities risks; infrastructure company risk; income trust and master limited partnership risks; tax risks; non-U.S. securities risk; currency risk; liquidity risk; leverage risk; non-diversification risk; inflation/deflation risk; market discount from net asset value risk; and market disruption risk.

Financial Sector Concentration Risk: Under normal market conditions, the Fund will invest at least 25% of its total assets in securities of companies within industries in the financial sector. A fund concentrated in a single industry or group of industries is likely to present more risks than a fund that is broadly diversified over several industries or groups of industries. Compared to the broad market, an individual sector may be more strongly affected by changes in the economic climate, broad market shifts, moves in a particular dominant stock, or regulatory changes. Specialty Finance and other financial companies in general are subject to extensive government regulation, which may change frequently. The profitability of specialty finance and other financial companies is largely dependent upon the availability and cost of capital funds, and may fluctuate significantly in response to changes in interest rates, as well as changes in general economic conditions. From time to time, severe competition may also affect the profitability of specialty finance and other financial companies. Financial companies can be highly dependent upon access to capital markets and any impediments to such access, such as general economic conditions or a negative perception in the capital markets of a company's financial condition or prospects could adversely affect its business. Leasing companies can be negatively impacted by changes in tax laws which affect the types of transactions in which such companies engage.

Business Development Company ("BDC") Risk: Investments in closed-end funds that elect to be treated as BDCs may be subject to a high degree of risk. BDCs typically invest in small and medium-sized private and certain public companies that may not have access to public equity markets or capital raising. As a result, a BDC's portfolio could include a substantial amount of securities purchased in private placements, and its portfolio may carry risks similar to those of a private equity or venture capital fund. Securities that are not publicly registered may be difficult to value and may be difficult to sell at a price representative of their intrinsic value. Investments in BDCs are subject to various risks, including management's ability to meet the BDC's investment objective, and to manage the BDC's portfolio when the underlying securities are redeemed or sold, during periods of market turmoil and as investors' perceptions regarding a BDC or its underlying investments change. BDC shares are not redeemable at the option of the BDC shareholder and, as with shares of other closed-end funds, they may trade in the secondary market at a discount to their NAV.

The risks of investing in the Fund are spelled out in the prospectus, shareholder report and other regulatory filings.

The Fund's daily closing price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling (800) 988-5891.


CONTACT: JEFF MARGOLIN - (630) 915-6784


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Source:  First Trust Advisors L.P.